Oasis Petroleum Inc. Announces Redetermination and Extension of Its Borrowing Base and Sets Timing for First Quarter 2015 Results Conference Call

HOUSTON, April 14, 2015 -- Oasis Petroleum Inc. (NYSE: OAS) ("Oasis" or the "Company") today announced that the lenders under its revolving credit agreement completed their regular semi-annual redetermination of the borrowing base, resulting in a borrowing base of $1,700 million. The Company increased the lenders' aggregate elected commitment to $1,525 million from $1,500 million. The lenders' aggregate commitment can be increased to the full $1,700 million borrowing base by increasing the commitment of one or more lenders.

Additionally, the Company extended the maturity date of the facility from April 2018 to April 2020, provided that the Company's 2019 Senior Notes are retired or refinanced 90 days prior to the maturity of the 2019 Senior Notes.  Oasis’ borrowing base facility is supported by 18 financial institutions. The next redetermination of the borrowing base is scheduled for October 1, 2015.

“We are pleased with the outcome of the redetermination, as we continue to have a strong lending group that supports our Company and its strategy,” said Thomas B. Nusz, Oasis' Chairman and Chief Executive Officer. “Our strong reserve growth in 2014 helped support the size of the borrowing base, despite the lower commodity price environment.”

First Quarter 2015 Schedule
Oasis plans to announce its first quarter 2015 financial and operational results on Wednesday, May 6, 2015 after the close of trading on the NYSE.  Additionally, the Company will host a conference call on Thursday, May 7, 2015 at 10:00 a.m. Central Time to discuss financial and operational results for the quarter.
Investors, analysts and other interested parties are invited to listen to the conference call:

Date:	Thursday, May 7, 2015
Time:	10:00 a.m. Central Time
Dial-in:	888-317-6003
Intl. Dial in:	412-317-6061
Elite Entry ID:	7143557
Website:	www.oasispetroleum.com
A recording of the conference call will be available beginning at 12:00 p.m. Central Time on the day of the call and will be available until Thursday, May 14, 2015 by dialing:

Replay dial-in:	877-344-7529
Intl. replay:	412-317-0088
Replay code:	10064003
The conference call will also be available for replay at www.oasispetroleum.com.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Vice President Finance, Treasurer
SOURCE Oasis Petroleum Inc.